Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Q2 2018 Financial Results; Achieved Record Deliveries including 169 737 Shipsets, up 32% from Q1; Completed $1.3 Billion Debt Financing; Initiated $725 Million Accelerated Share Repurchase; Asco Acquisition Planning on Track

Second Quarter 2018 Results and Highlights

•	Delivered record 453 shipsets: 169 737s, up 24% y/y (32% over Q1), 38 787s, up 6% y/y

•	Revenue of $1.8 billion, up 1% y/y

•	Earnings per share (EPS) of $1.31; Adjusted EPS* of $1.63, up 4% y/y

•	Cash from operations of $231 million, up 4% y/y; Adjusted free cash flow* of $171 million

•	Completed $1.3 billion debt financing which lowers cost of debt and extends maturities

•	Initiated $725 million accelerated share repurchase (ASR)

•	On track with the acquisition of Asco Industries; expect to close in 2018

Wichita, Kan., August 1, 2018 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter 2018 financial results.

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2018	2017	Change	2018	2017	Change
Revenues	$1,837	$1,826	1%	$3,573	$3,520	1%
Operating Income	$218	($92)	**	$377	$112	**
Operating Income as a % of Revenues	11.8%	(5.0)%	**	10.6%	3.2%	740 BPS
Net Income	$145	($57)	**	$271	$85	**
Net Income as a % of Revenues	7.9%	(3.1)%	**	7.6%	2.4%	520 BPS
Earnings Per Share (Fully Diluted)	$1.31	($0.48)	**	$2.40	$0.71	**
Adjusted Earnings Per Share (Fully Diluted)*	$1.63	$1.57	4%	$2.72	$2.76	(1%)
Fully Diluted Weighted Avg Share Count	111.0	118.2		112.6	119.8
** Represents an amount equal to or in excess of 100% or not meaningful
“Our focus in the second quarter was on executing actions highlighted during the first quarter earnings call,” said Spirit President and CEO Tom Gentile. “We were focused on recovering delivery commitments to our customers and made good progress on that. We achieved record deliveries, including 169 Boeing 737 shipsets, representing a 32 percent increase over the first quarter. We have to continue improving the consistency and efficiency of deliveries to support our customer, but this delivery level gives us confidence in our ability to meet announced rate increases this year and ne

* Non-GAAP financial measure, see Appendix for reconciliation

xt. In addition, we started to see some recovery in margins and we expect to see further improvement in the second half of the year as we continue to focus on execution. We also completed debt financing of $1.3 billion, initiated a $725 million ASR, and made progress on the Asco acquisition.”
Revenue
    Spirit’s second quarter 2018 revenue was $1.8 billion, up slightly from the same period of 2017. This increase was primarily driven by higher production deliveries on the Boeing 737 program, partially offset by lower production deliveries on the Boeing 777 program, lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606, and the absence of a litigation reserve reversed in the second quarter of 2017. (Table 1)
Spirit’s backlog at the end of the second quarter of 2018 was approximately $47 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the second quarter of 2018 was $218 million, up compared to an operating loss of $(92) million in the same period of 2017. This increase was primarily due to the absence of forward loss charges recognized on the Boeing 787 program in the second quarter of 2017. Forward loss charges of $353 million on the Boeing 787 program were recorded during the second quarter of last year as a result of the signed memorandum of understanding (MOU) for agreement with Boeing. Second quarter EPS was $1.31, compared to $(0.48) in the same period of 2017. Second quarter adjusted EPS was $1.63*, excluding the impact of the Asco acquisition and debt financing costs, up 4 percent compared to $1.57* in the same period of 2017, adjusted to exclude the impact of the MOU with Boeing. (Table 1)
Cash
Cash from operations in the second quarter of 2018 was $231 million, up compared to $222 million in the same quarter last year. Adjusted free cash flow* in the second quarter of 2018 was $171 million, compared to adjusted free cash flow* of $175 million in the same quarter last year. (Table 2)
Cash balance at the end of the quarter was $593 million. The company’s revolving credit facility remained undrawn at the end of the quarter. During the second quarter, Spirit initiated an ASR to repurchase $725 million of the company’s stock. The ASR is expected to be completed in the fourth quarter of 2018.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 2. Cash Flow and Liquidity (unaudited)
	2nd Quarter			Six Months
($ in millions)	2018	2017	Change	2018	2017	Change
Cash from Operations	$231	$222	4%	$397	$334	19%
Purchases of Property, Plant & Equipment	($61)	($47)	29%	($109)	($88)	24%
Free Cash Flow*	$169	$175	(3%)	$288	$246	17%
Adjusted Free Cash Flow*	$171	$175	(2%)	$290	$246	18%

Liquidity				June 28, 2018	December 31, 2017
Cash				$593	$423
Total Debt				$1,987	$1,151

Financial Outlook

Table 3. Financial Outlook Updated August 1, 2018	2018 Guidance

Revenues	$7.1 - $7.2 billion
Adjusted Earnings Per Share (Fully Diluted)*^	$6.25 - $6.50
Effective Tax Rate	21% - 22%
Cash from Operations	$825 - $925 million
Adjusted Free Cash Flow*^	$550 - $600 million

^ Adjusted figures exclude the impact of the Asco acquisition, including transaction costs, interest on debt associated with the transaction, and loss on derivative instrument (foreign currency forward contract based on acquisition purchase price) and debt financing costs as applicable. GAAP EPS guidance omitted due to the uncertainty of full-year Asco acquisition impacts as such impacts are dependent on timing of closing the acquisition.

Risks applicable to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release.

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the second quarter of 2018 increased by 10 percent from the same period last year to $1 billion. This increase was primarily due to higher production deliveries on the Boeing 737 program and increased defense work, partially offset by lower production deliveries on the Boeing 777 program and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606. Operating margin for the second quarter of 2018 increased to 15.8 percent, compared to (9.0) percent during the same period of 2017, primarily due to the absence of forward loss charges recognized on the Boeing 787 program in the second quarter of 2017. In the

* Non-GAAP financial measure, see Appendix for reconciliation second quarter of 2018, the segment recorded pretax $5.7 million of favorable cumulative catch-up adjustments and $10.1 million of favorable changes in estimates on forward loss programs.

Propulsion Systems
Propulsion Systems segment revenue in the second quarter of 2018 decreased 3 percent from the same period last year to $423 million, primarily driven by lower production deliveries on the Boeing 777 program and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606, partially offset by higher propulsion deliveries on the Boeing 737 program. Operating margin for the second quarter of 2018 increased to 17.7 percent, compared to 9.0 percent during the same period of 2017, primarily due to the absence of forward loss charges recognized on the Boeing 787 program in the second quarter of 2017. In the second quarter of 2018, the segment recorded pretax $3.4 million of favorable cumulative catch-up adjustments and $4.3 million of favorable changes in estimates on forward loss programs.

Wing Systems
Wing Systems segment revenue in the second quarter of 2018 decreased by 15 percent from the same period last year to $383 million. This decrease was primarily due to lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606, lower revenue recognized on the Airbus A350 XWB in accordance with pricing terms, and the impact from foreign currency fluctuations on the Airbus A320 program, partially offset by higher production deliveries on the Boeing 737 program. Operating margin for the second quarter of 2018 increased to 14.8 percent, compared to 6.4 percent during the same period of 2017, primarily driven by the absence of forward loss charges recognized on the Boeing 787 program in the second quarter of 2017. In the second quarter of 2018, the segment recorded pretax $(1.6) million of unfavorable cumulative catch-up adjustments and $3.0 million of favorable changes in estimates on forward loss programs.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	2nd Quarter			Six Months
($ in millions)	2018	2017 (1)	Change	2018	2017 (1)	Change
Segment Revenues
Fuselage Systems	$1,029.7	$938.2	9.8%	$1,992.4	$1,855.1	7.4%
Propulsion Systems	422.7	436.5	(3.2%)	817.2	842.8	(3.0%)
Wing Systems	383.0	450.5	(15.0%)	760.0	819.5	(7.3%)
All Other	1.5	0.9	66.7%	3.4	2.8	21.4%
Total Segment Revenues	$1,836.9	$1,826.1	0.6%	$3,573.0	$3,520.2	1.5%
Segment Earnings from Operations
Fuselage Systems	$163.2	($84.8)	**	$282.9	$61.2	**
Propulsion Systems	74.8	39.3	90.3%	127.7	111.0	15.0%
Wing Systems	56.7	28.9	96.2%	107.5	85.6	25.6%
All Other	—	(0.6)	**	(1.0)	(0.7)	(42.9)%
Total Segment Operating Earnings	$294.7	($17.2)	**	$517.1	$257.1	101.1%
Unallocated Expense
SG&A	($61.0)	($47.2)	(29.2%)	($117.2)	($100.1)	(17.1%)
Impact of Severe Weather Event	—	(9.1)	**	—	(19.9)	**
Research & Development	(11.1)	(6.7)	(65.7%)	(20.5)	(11.7)	(75.2%)
Cost of Sales	(5.0)	(11.9)	58.0%	(2.3)	(13.1)	82.4%
Total Earnings from Operations	$217.6	($92.1)	**	$377.1	$112.3	**
Segment Operating Earnings as % of Revenues
Fuselage Systems	15.8%	(9.0%)	**	14.2%	3.3%	**
Propulsion Systems	17.7%	9.0%	870 BPS	15.6%	13.2%	240 BPS
Wing Systems	14.8%	6.4%	840 BPS	14.1%	10.4%	370 BPS
All Other	**	**	**	**	**	**
Total Segment Operating Earnings as % of Revenues	16.0%	(0.9%)	**	14.5%	7.3%	720 BPS
Total Operating Earnings as % of Revenues	11.8%	(5.0%)	**	10.6%	3.2%	740 BPS

**	Represents an amount equal to or in excess of 100% or not meaningful

(1)	Adjusted for ASU 2017-07 (Pension) as follows:

Fuselage Systems	$(4.6)	$(9.0)
Propulsion Systems	(1.7)	(3.7)
Wing Systems	(1.9)	(3.7)
All Other	—	—
Total Segment Impact	$(8.2)	$(16.4)

SG&A	(1.1)	(2.1)

Total Operating Earnings Impact	$(9.3)	$(18.5)

Contact information:
Investor Relations: Kailash Krishnaswamy (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations under our new and maturing commercial, business aircraft, and military development programs, and the related recurring production; 3) our ability to accurately estimate and manage performance, cost, and revenue under our contracts, including our ability to achieve certain cost reductions with respect to the B787 program; 4) margin pressures and the potential for additional forward losses on new and maturing programs; 5) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 6) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 7) customer cancellations or deferrals as a result of global economic uncertainty or otherwise; 8) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 9) the success and timely execution of key milestones such as the receipt of necessary regulatory approvals, including our ability to obtain in a timely fashion any required regulatory or other third party approvals for the consummation of our announced acquisition of Asco, and customer adherence to their announced schedules; 10) our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing and our other customers; 11) our ability to enter into profitable supply arrangements with additional customers; 12) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 13) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes, domestic or international hostilities, or acts of terrorism; 14) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 15) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 16) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 17) our ability to borrow additional funds or refinance debt, including our ability to obtain the debt to finance the purchase price for our announced acquisition of Asco on favorable terms or at all; 18) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 19) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 20) the effect of changes in tax law, such as the effect of The Tax Cuts and Jobs Act that was enacted on December 22, 2017, and changes to the interpretations of or guidance related thereto, and the Company’s ability to accurately calculate and estimate the effect of such changes; 21) any reduction in our credit ratings; 22) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 23) our ability to recruit and retain a critical mass of highly-skilled employees and our relationships with the unions representing many of our employees; 24) spending by the U.S. and other governments on defense; 25) the possibility that our cash flows and our credit facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 26) our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; 27) the effectiveness of any interest rate hedging programs; 28) the effectiveness of our internal control over financial reporting; 29) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; 30) exposure to potential product liability and warranty claims; 31) our ability to effectively assess, manage and integrate acquisitions that we pursue, including our ability to successfully integrate the Asco business and generate synergies and other cost savings; 32) our ability to consummate our announced acquisition of Asco in a timely matter while avoiding any unexpected costs, charges, expenses, adverse changes to business relationships and other business disruptions for ourselves and Asco as a result of the acquisition; 33) our ability to continue selling certain receivables through our supplier financing program; 34) the risks of doing business internationally, including fluctuations in foreign current exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies; and 35) our ability to complete the accelerated stock repurchase, among other things. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	2nd Quarter		Six Months
	2018	2017	2018	2017
B737	169	136	297	262
B747	2	2	3	3
B767	7	7	15	13
B777	12	19	21	40
B787	38	36	75	68
Total Boeing	228	200	411	386

A320 Family	161	152	323	306
A330/340	17	19	33	39
A350	24	23	52	47
A380	1	4	3	8
Total Airbus	203	198	411	400

Business/Regional Jets	22	26	42	48

Total	453	424	864	834

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 28, 2018	June 29, 2017 (1)	June 28, 2018	June 29, 2017 (1)
	($ in millions, except per share data)
Revenue	$1,836.9	$1,826.1	$3,573.0	$3,520.2
Operating costs and expenses:
Cost of sales	1,547.2	1,855.2	3,058.2	3,276.2
Selling, general and administrative	61.0	47.2	117.2	100.1
Impact of severe weather event	—	9.1	—	19.9
Research and development	11.1	6.7	20.5	11.7
Total operating costs and expenses	1,619.3	1,918.2	3,195.9	3,407.9
Operating income (expense)	217.6	(92.1)	377.1	112.3
Interest expense and financing fee amortization	(24.8)	(10.2)	(36.1)	(19.7)
Other (expense) income, net	(12.3)	10.5	(8.2)	21.2
Income before income taxes and equity in net income of affiliate	180.5	(91.8)	332.8	113.8
Income tax (provision) benefit	(35.3)	35.0	(62.8)	(29.0)
Income (loss) before equity in net income of affiliate	145.2	(56.8)	270.0	84.8
Equity in net income of affiliate	—	—	0.6	0.1
Net income (loss)	$145.2	($56.8)	$270.6	$84.9

Earnings per share
Basic	$1.32	($0.48)	$2.43	$0.71
Shares	110.0	118.2	111.4	118.8

Diluted	$1.31	($0.48)	$2.40	$0.71
Shares	111.0	118.2	112.6	119.8

Dividends declared per common share	$0.12	$0.10	$0.22	$0.20

(1) Adjusted for ASU 2017-07 (Pension) as follows:

Cost of sales		$8.2		$16.4
Selling, general and administrative		$1.1		$2.1
Other (expense) income, net		$9.3		$18.5

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 28, 2018	December 31, 2017
	($ in millions)
Assets
Cash and cash equivalents	$593.0	$423.3
Restricted cash	97.8	2.2
Accounts receivable, net	682.9	722.2
Contract assets, short-term	498.1	—
Inventory, net	900.8	1,449.9
Other current assets	53.4	53.5
Total current assets	2,826.0	2,651.1
Property, plant and equipment, net	2,102.6	2,105.3
Contract assets, long-term	55.1	—
Pension assets	363.7	347.1
Other assets	264.4	164.3
Total assets	$5,611.8	$5,267.8
Liabilities
Accounts payable	$837.5	$693.1
Accrued expenses	367.9	269.3
Profit sharing	28.5	109.5
Current portion of long-term debt	128.1	31.1
Advance payments, short-term	106.7	100.0
Contract liabilities, short-term	114.6	—
Forward loss provision, short-term	157.1	—
Deferred revenue and other deferred credits, short-term	7.0	64.6
Deferred grant income liability - current	22.7	21.6
Other current liabilities	84.0	331.8
Total current liabilities	1,854.1	1,621.0
Long-term debt	1,858.4	1,119.9
Advance payments, long-term	175.8	231.7
Pension/OPEB obligation	39.2	40.8
Contract liabilities, long-term	362.2	—
Forward loss provision, long-term	94.3	—
Deferred revenue and other deferred credits	28.5	161.0
Deferred grant income liability - non-current	27.5	39.3
Other liabilities	217.1	252.6
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 106,498,050 and 114,447,605 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	977.3	1,086.9
Accumulated other comprehensive loss	(144.4)	(128.5)
Retained earnings	2,392.5	2,422.4
Treasury stock, at cost (39,624,996 and 31,467,709 shares, respectively)	(2,272.3)	(1,580.9)
Total stockholders’ equity	954.2	1,801.0
Noncontrolling interest	0.5	0.5
Total equity	954.7	1,801.5
Total liabilities and equity	$5,611.8	$5,267.8

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 28, 2018	June 29, 2017
	($ in millions)
Operating activities
Net income	$270.6	$84.9
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	113.5	105.5
Amortization expense	0.3	—
Amortization of deferred financing fees	11.2	1.7
Accretion of customer supply agreement	2.2	5.1
Employee stock compensation expense	13.6	11.0
Loss from derivative instruments	19.2	1.5
Gain from foreign currency transactions	(2.2)	(3.4)
Loss on impairment and disposition of assets	4.5	6.5
Deferred taxes	(16.9)	3.0
Pension and other post-retirement benefits, net	(16.9)	(21.7)
Grant liability amortization	(10.2)	(8.8)
Equity in net income of affiliate	(0.6)	(0.1)
Forward loss provision	(102.5)	—
Changes in assets and liabilities
Accounts receivable, net	(117.0)	(156.5)
Contract assets	(36.5)	—
Inventory, net	58.4	438.9
Accounts payable and accrued liabilities	247.6	179.7
Profit sharing/deferred compensation	(80.9)	(60.2)
Advance payments	(49.9)	(106.6)
Income taxes receivable/payable	(42.9)	(60.6)
Contract liabilities	157.5	—
Deferred revenue and other deferred credits	—	(269.3)
Other	(24.9)	183.4
Net cash provided by operating activities	$397.2	$334.0
Investing activities
Purchase of property, plant and equipment	(109.4)	(88.1)
Other	0.3	0.2
Net cash used in investing activities	($109.1)	($87.9)
Financing activities
Proceeds from issuance of bonds	1,300.0	—
Principal payments of debt	(3.3)	(1.8)
Payments on term loan	(256.2)	(6.3)
Payments on bonds	(202.6)	—
Taxes paid related to net share settlement awards	(15.4)	(13.1)
Debt issuance and financing costs	(16.9)	(0.9)
Proceeds from financing under the New Market Tax Credit Program	—	7.6
Purchase of treasury stock	(805.8)	(207.6)
Dividends paid	(22.8)	(24.0)
Net cash used in financing activities	($23.0)	($246.1)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	0.2	3.6
Net increase in cash, cash equivalents, and restricted cash	$265.3	$3.6
Cash, cash equivalents, and restricted cash, beginning of the period	445.5	717.6
Cash, cash equivalents, and restricted cash, end of the period	$710.8	$721.2

* Non-GAAP financial measure, see Appendix for reconciliation

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	June 28, 2018	June 29, 2017
Cash and cash equivalents, beginning of the period	$423.3	$697.7
Restricted cash, short-term, beginning of the period	2.2	—
Restricted cash, long-term, beginning of the period	20.0	19.9
Cash, cash equivalents, and restricted cash, beginning of the period	$445.5	$717.6

Cash and cash equivalents, end of the period	$593.0	$696.9
Restricted cash, short-term, end of the period	97.8	4.4
Restricted cash, long-term, end of the period	20.0	19.9
Cash, cash equivalents, and restricted cash, end of the period	$710.8	$721.2

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share, (ii) free cash flow, and (iii) adjusted free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free cash flow is defined as GAAP cash from operating activities, less capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the cash available for stockholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. Management uses free cash flow as a measure to assess both business performance and overall liquidity.

Adjusted Free Cash Flow. Management considers certain items that arise from time to time to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items. The most comparable GAAP measure is cash provided by operating activities.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS
	2nd Quarter		Six Months
	2018	2017	2018	2017

GAAP Diluted Earnings Per Share	$1.31	($0.48)	$2.40	$0.71
Impact of Asco Acquisition and Debt Financing [1]	0.32	—	0.32	—
Impact of MOU with Boeing [2]	—	2.05	—	2.05
Adjusted Diluted Earnings Per Share	$1.63	$1.57	$2.72	$2.76

Diluted Shares (in millions)	111.0	118.2	112.6	119.8

1        Represents net EPS impact of Asco acquisition including transaction costs, interest expense, and loss on derivative instrument (foreign currency forward contract based on acquisition purchase price) of $0.25 and debt financing costs of $0.07.

2 Represents the net EPS impact of the MOU with Boeing of $2.05.

Free Cash Flow
($ in millions)

	2nd Quarter		Six Months
	2018	2017	2018	2017

Cash from Operations	$231	$222	$397	$334
Capital Expenditures	(61)	(47)	(109)	(88)
Free Cash Flow	$169	$175	$288	$246
Costs related to acquisition of Asco	2	—	2	—

Adjusted Free Cash Flow	$171	$175	$290	$246

* Non-GAAP financial measure, see Appendix for reconciliation